EXHIBIT 23.4

CONSENT OF DIRECTOR NOMINEE

To Colony American Homes, Inc. (the “Company”):

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references in the Company’s Registration Statement on Form S-11 (the “Registration Statement”), and any amendments thereto, which indicate that I have accepted a nomination to become a director of the Company and include my biographical information. I also consent to the filing of this consent as an exhibit to the Registration Statement.

Dated: April 30, 2013

/s/ Justin T. Chang

Name:	Justin T. Chang

Director Nominee